Exhibit 10.1

AMENDMENT TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) is made and entered into as of May 22, 2016, by and between Resource America, Inc., a Delaware corporation (“RAI”), and Jonathan Z. Cohen (“Cohen”).

WHEREAS, RAI and Cohen have entered into that certain Amended and Restated Employment Agreement, dated as of December 29, 2008, as amended through the date hereof (the “Employment Agreement”);

WHEREAS, RAI has entered into that certain Agreement and Plan of Merger, dated as of May 22, 2016 (the “Merger Agreement”), with C-III Capital Partners LLC, a Delaware limited liability company (“Parent”), and Regent Acquisition Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, at the Effective Time (as defined in the Merger Agreement), Merger Sub will merge with and into RAI, with RAI surviving (the “Merger”); and

WHEREAS, in connection with the Merger, RAI and Cohen desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, pursuant to Section 11(b) of the Employment Agreement, the Employment Agreement is hereby amended as follows, effective as of immediately prior to the Effective Time:

1.	The last sentence of Section 7(c)(2)(B) of the Employment Agreement is deleted in its entirety.

2.	The last sentence of Section 7(c)(2)(C) of the Employment Agreement is deleted in its entirety.

3.	Section 8 of the Employment Agreement is amended and restated in its entirety to read as follows:

“8. No Excise Tax Gross-Up; Reduction of Certain Payments

(a) The provisions of this Section 8 shall apply notwithstanding anything in this Agreement to the contrary. Notwithstanding any other provision of this Agreement or any other agreement pertaining to Cohen, RAI shall not be obligated to hold Cohen harmless from, or make any gross-up payment to Cohen for, any Excise Tax (as defined below).

(b) In the event that Golden Parachute Tax Solutions LLC (the “Accounting Firm”) determines that all or any portion of the Payments (as defined below) would subject Cohen to the Excise Tax or otherwise constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Payments will be reduced such that the Parachute Value (as defined below) of the Payments, in the aggregate, equals the Reduced Amount (as defined below).

(c) If the Accounting Firm determines that the aggregate Payments should be reduced such that the Parachute Value of all Payments, in the aggregate, equals the Reduced Amount, RAI shall promptly give Cohen notice to that effect and a copy of the detailed calculation thereof. All determinations under this Section 8 shall be made by the Accounting Firm and all such determinations shall be binding upon RAI and Cohen and shall be made as soon as reasonably practicable and in no event later than 180 days following the date of Cohen’s termination of employment. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits in the following order: (i) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code, and (ii) cash payments that do constitute deferred compensation within the meaning of Section 409A of the Code, in each case, beginning with payments that are to be paid the farthest in time from the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by RAI.

(d) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by RAI to or for the benefit of Cohen pursuant to this Agreement that should not have been so paid or distributed (“Overpayment”) or that additional amounts that will have not been paid or distributed by RAI to or for the benefit of Cohen pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either RAI or Cohen that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by RAI to or for the benefit of Cohen shall be treated for all purposes as a loan to Cohen, which loan Cohen shall repay promptly (and in no event later than 60 days following the date on which such determination is made) to RAI, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by Cohen to RAI if and to the extent such deemed loan and payment would not either reduce the amount on which Cohen is subject to tax under Sections 1 and 4999 of the

Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which such determination is made) by RAI to or for the benefit of Cohen together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(e) For purposes of this Agreement:

“Excise Tax” means the excise tax on excess parachute payments under Section 4999 of the Code (or any successor or similar provision thereof), including any interest or penalties with respect to such excise tax.

“Payment” means any payment or distribution in the nature of compensation to or for the benefit of Cohen, whether paid or payable pursuant to this Agreement or otherwise, but determined without regard to any reductions required by Section 8(b).

“Parachute Value” of a Payment shall mean the Present Value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

“Present Value” means such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code.

“Reduced Amount” shall be an amount expressed in Present Value that maximizes the aggregate Present Value of Payments without causing any Payment to be subject to the Excise Tax or the deduction limitation of Section 280G of the Code.

4.	Except as expressly amended by this Amendment, all terms and conditions of the Employment Agreement shall remain in full force and effect. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. If the Merger Agreement is terminated by the parties thereto without the consummation of the transactions contemplated thereby, this Amendment shall be null and void ab initio.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

RESOURCE AMERICA, INC.

By:	/s/ Jeffrey F. Brotman
Name:	Jeffrey F. Brotman
Title:	Executive Vice President and Chief Operating Officer

/s/ Jonathan Z. Cohen
Jonathan Z. Cohen

[Signature Page to Employment Agreement Amendment]